Exhibit 99.1

Repros Therapeutics Inc. Reports Second Quarter 2009 Financial Results and Provides Update

THE WOODLANDS, Texas -- August 17, 2009 -- Repros Therapeutics (NasdaqGM:RPRX) today announced financial results for the second quarter ended June 30, 2009 and provided a company update.

Recent Events

As previously reported, the following events have occurred within the last two weeks:

On August 6, 2009, we announced that the Company received verbal notice from the United States Food and Drug Administration (FDA) during a teleconference with the Division of Reproductive and Urologic Products that the Company's Investigational New Drug Applications (INDs) for Proellex® had been placed on clinical hold for safety reasons. This action followed the Company's voluntary decision to suspend dosing of all patients in its clinical trials of Proellex® after discovering elevated liver enzymes in a number of patients enrolled in the clinical trials.

On August 7, 2009, the Company received a letter from The Nasdaq Stock Market advising that the Company’s market value was below the minimum $50,000,000 requirement for continued listing on the Nasdaq Global Market. The Company is provided 90 days until November 5, 2009, to regain compliance, at which time the Company’s securities will be delisted from such market unless the market value of the Company’s securities listed on Nasdaq is $50,000,000 or more for a minimum of 10 consecutive business days. The letter also recited that the Company’s total assets and total revenue fell below certain required thresholds under related rules and suggested that the Company consider applying for transfer of its securities to the Nasdaq Capital Market, which has substantially lower listing requirements. The Company is considering its options at this time and intends to take whatever actions it can to best protect shareholder value, however, there can be no assurance that the Company’s securities will continue to be traded on any of The Nasdaq Stock Market trading markets.

On August 7, 2009, R.M. Berry filed a putative class action lawsuit naming the Company, Joseph Podolski, Paul Lammers, and Louis Ploth, Jr. as defendants. The lawsuit is pending in the United States District Court for the Southern District of Texas, Houston Division. The lawsuit alleges that the defendants made certain misleading statements related to the Company’s Proellex drug. To date, no proceedings of any kind have occurred in the lawsuit, and an estimate of the possible loss or range of loss in connection with the lawsuit cannot be made. The Company has retained counsel to assist it in defending this action.

Liquidity and Going Concern Uncertainty

Note 1 of the Company's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008 includes disclosure regarding the substantial doubt about the Company's ability to continue as a "going concern". Additionally, the report of its independent registered public accounting firm included in the Annual Report on Form 10-K for the year ended December 31, 2008 includes an explanatory paragraph that there is substantial doubt about Repros' ability to continue as a "going concern". Repros also received a similar going concern opinion for the year ended December 31, 2007. The Company refers you to the risk factors set forth in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, including the one titled, "If we fail to obtain the capital necessary to fund our operations, we will have to delay, reduce or eliminate our research and development programs or commercialization efforts" and to the additional risk factors set forth in Item 1A of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (to be filed today), including the ones titled, "Our ability to continue as a going concern requires that we raise additional funds immediately, without which we will need to cease our business operations and begin bankruptcy or liquidation proceedings" and "We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares" for a complete discussion of the risks associated with our inability to raise additional capital on a timely basis.

Since our currently available cash and cash equivalents is not adequate to meet our accounts payable and accrued expenses, we have engaged a law firm that specializes in work-out and bankruptcy matters to assist us in attempting to negotiate with and reduce amounts owed to our vendors. Several vendors have ceased performing any work for us and have notified the Company of a claim against us and in one case filed suit for payment of $147,000, which such vendor claims it is owed under their agreement with the Company. The Company intends, to the extent possible, to ensure that our available cash is used for patient safety in connection with our study closeout activities. However, due to our constrained cash position, the Company does not have sufficient funds at this time to comply with all of our financial obligations under the agreements with the clinical research organizations unless acceptable work-out arrangements are completed. The uncertainties relating to the foregoing matters raise substantial doubt about Repros' ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As of June 30, 2009, we had approximately $4.0 million in cash and cash equivalents and our accounts payable and accrued expenses were approximately $7.5 million. Furthermore, as of August 14, 2009, we had approximately $2.7 million in cash and cash equivalents, and the amount of accounts payable and accrued expenses were significantly higher than $7.5 million. As a result, the amount of cash on hand is not sufficient to continue to fund our ongoing clinical trials of Androxal®, complete all necessary activities relating to the suspension of our clinical trial program for Proellex®, pay our accounts payable and accrued expenses as well as our normal corporate overhead and expenses. Effective August 16, 2009, we adopted a 50% salary reduction program for all salaried employees in an effort to reduce expenses while maintaining our current effort without diminution. We are in the process of exploring potential new financing alternatives that may allow us to maintain our current reduced level of operations; however, there can be no assurances that we will be successful in raising any such funds on a timely basis or at all. Significant additional capital will be required for us to continue development of either of our product candidates. Failure to raise sufficient funds in the immediate short term as described above will likely result in the filing of bankruptcy and dissolution of the Company.

Financial Results

Net loss for the three month period ended June 30, 2009, was ($8.9) million or ($0.59) per share as compared to a net loss of ($6.1) million or ($0.48) per share for the same period in 2008. The net loss for the six month period ended June 30, 2009 was ($15.6) million or ($1.03) per share as compared to a net loss of ($12.8) million or ($1.00) per share for the same period in 2008. The increase in loss for both the three and six month periods ended June 30, 2009 as compared to the same period in 2008 was primarily due to an increase in our clinical development activities for Proellex® and our general and administration expenses, partially offset by decreased expenses in clinical development activities for Androxal®.

Research and development (“R&D”) expenses increased 42% or approximately $2.3 million to $7.8 million for the three month period ended June 30, 2009 as compared to $5.5 million for the same period in 2008. The increase in R&D expenses for the three month period ended June 30, 2009 is due primarily to an increase in clinical activities in the development of Proellex®, partially offset by decreased expenses in clinical development activities for Androxal®, which is no longer being developed for the treatment of secondary hypogonadism.

R&D expenses increased 16% or approximately $1.8 million to $13.5 million for the six month period ended June 30, 2009 as compared to $11.6 million for the same period in 2008. The increase in R&D expenses for the six month period ended June 30, 2009 is due primarily to an increase in clinical activities in the development of Proellex®, partially offset by decreased expenses in clinical development activities for Androxal®, which is no longer being developed for the treatment of secondary hypogonadism.

General and administrative expenses (“G&A”) increased 60% to approximately $1.1 million for the three month period ended June 30, 2009 as compared to $689,000 the same period in 2008. G&A payroll and benefit expenses increased to $620,000 for the three month period ended June 30, 2009 as compared to $336,000 for the same period in 2008 and includes non-cash stock option compensation expense of $253,000 for the three month period ended June 30, 2009 as compared to $117,000 for the same period in the prior year. Additionally, salaries for the three month period ended June 30, 2009 were $325,000 as compared to $192,000 for the same period in the prior year. G&A operating and occupancy expenses increased 37% or approximately $132,000 to $485,000 for the three month period ended June 30, 2009 as compared to $353,000 for the same period in the prior year primarily due to an increase in legal and consulting services of $88,000.

G&A increased 46% to approximately $2.2 million for the six month period ended June 30, 2009 as compared to $1.5 million for the same period in 2008. G&A payroll and benefit expenses increased to $1.1 million for the six month period ended June 30, 2009 as compared to $682,000 for the same period in 2008 and includes non-cash stock option compensation expense of $445,000 for the six month period ended June 30, 2009 as compared to $241,000 for the same period in the prior year. Additionally, salaries for the six month period ended June 30, 2009 were $563,000 as compared to $384,000 for the same period in the prior year. G&A operating and occupancy expenses increased 33% or approximately $268,000 to $1.1 million for the six month period ended June 30, 2009 as compared to $803,000 for the same period in the prior year primarily due to an increase in legal and consulting services of $196,000.

Interest income decreased 99% to $1,000 for the three month period ended June 30, 2009 as compared to $91,000 for the same period in 2008 and decreased 99% to $4,000 for the six month period ended June 30, 2009 as compared to $359,000 for the same period in the prior year. The decrease for both the three and six month periods ended June 30, 2009 was primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred as we moved our cash investments solely into a money market mutual fund.

As of June 30, 2009 we had 15,177,404 shares of common stock outstanding.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaint, maintain its listing on The NASDAQ Global Market and raise needed additional capital in the immediate future on acceptable terms or at all in order for it to continue its operations, Repros’ ability to have success in the clinical development of its technologies, the release of data in Repros’ clinical trials and the results and success of such trials, the possibility that final data may not be consistent with interim data, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be realized and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues and other income
Interest income	$1	$91	$4	$359
Total revenues and other income	1	91	4	359

Expenses
Research and development	7,784	5,475	13,482	11,640
General and administrative	1,105	689	2,165	1,485
Total expenses	8,889	6,164	15,647	13,125

Net loss	$(8,888)	$(6,073)	$(15,643)	$(12,766)

Net loss per share - basic and diluted	$(0.59)	$(0.48)	$(1.03)	$(1.00)

Weighted average shares used in loss per share calculation:
Basic	15,175	12,775	15,175	12,775
Diluted	15,175	12,775	15,175	12,775

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$3,977	$19,470
Other currents assets	2,192	1,392
Fixed assets (net)	19	28
Patents and patent applications (net)	2,009	1,713
Total assets	$8,197	$22,603

Accounts payable and accrued
expenses	$7,481	$6,989
Stockholders' equity	716	15,614
Total liabilities and
stockholders' equity	$8,197	$22,603